UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date or Report (Date of earliest event reported): September 14, 2009

GOLD BAG, INC.

(Exact name of registrant as specified in its Charter)

Commission File No.: 000-52720

Nevada	26-4205169
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12830 Hillcrest Rd., Suite 111, Dallas, TX 75230-1547

(Address of principal executive offices)

Issuer’s telephone number: (972) 364-9096

N/A

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a12)

☐	Pre-commencement communications pursuant to Rule 14d-21(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant.

As reported in the Company’s Current Report on Form 8-K filed with the Commission on April 15, 2009, a Stock Purchase Agreement was entered into on April 14, 2009 by and between Noel Noel, Ltd., an entity formed under the laws of the United Kingdom (“Noel”), and Lance Ayers, an individual residing in Dallas County, Texas. Mr. Ayers serves as the Company’s sole officer and director. Prior to the subject transaction, Noel was a beneficial owner of more than 10% of the Company’s outstanding common stock.

Pursuant to the terms of the Stock Purchase Agreement, Noel sold 4,500,000 shares of the Company’s common stock owned by it (the “Subject Shares”) to Mr. Ayers for a purchase price of $150,000 (the “Purchase Price”). [Subsequent to this transaction, effective May 29, 2009, the Company’s outstanding shares of common stock were forward split 10:1 so that the Subject Shares now amount to 45,000,000 shares.] The Purchase Price was payable to Noel in the form of a Secured Promissory Note in the amount of $150,000 (the “Note”). The Note was payable in thirty (30) equal monthly installments of $5,000 beginning on April 14, 2010 and continuing on the first date of each calendar month thereafter until paid in full. The Note was secured by the Subject Shares and a Security Agreement between the parties. In the event of a default under the Note, including the failure of Mr. Ayers to make a payment, the occurrence of a change in control, or the termination of Mr. Ayers from the Company for any reason, the entire unpaid principal balance and accrued interest owed would immediately become due and payable and Noel could exercise its rights under the Security Agreement, including but not limited to, return of the Subject Shares.

Prior to the transaction outlined above, Noel owned 5,000,000 shares or approximately 71.80% of the Company’s 6,964,000 outstanding shares of common stock. Taking into effect the transaction outlined above and the said 10:1 forward split, Noel currently owns 5,000,000 shares or approximately 7.18% of the Company’s outstanding shares of common stock.

Prior to the transaction outlined above, Mr. Ayers owned no shares of capital stock of the Company,

As an inducement to Mr. Ayers to purchase the Subject Shares on the terms and conditions set forth in the Stock Purchase Agreement, Noel promised Mr. Ayers that Noel would provide the Company sufficient working capital to initiate operations of the Company, estimated to be approximately US $181,000. Noel has been unable to provide the Company any amount of working capital in default of its promise to Mr. Ayers. Consequently, Mr. Ayers has agreed to provide the Company up to US $35,000 in working capital if Noel agrees to amend the Stock Purchase Agreement and enter into an Amendment to the Stock Purchase Agreement that provides for a reduction of the Purchase Price for the Subject Shares to US$10,000.

On September 14, 2009, (effective as of September 2, 2009), Noel and Mr. Ayers entered into an Amendment to the Stock Purchase Agreement that provides, as follows:

I) Paragraph 2. of the (Stock Purchase) Agreement is hereby amended to read, as follows:

2. Payment. As consideration for the purchase of the Shares, the Buyer (Mr. Ayers) agrees to pay to the Seller (Noel) the aggregate amount of US Ten Thousand Dollars (US $10,000.00) (the “Purchase Price”). The Purchase Price is payable to Seller (Noel) in the form of a secured promissory note, payable in twenty-five (25) equal monthly installments of US $400.00, beginning on September 2, 2010 and continuing on the first date of each calendar month thereafter until paid in full. Payment of the Purchase Price will be evidenced by the execution and delivery of a secured promissory note in the form attached hereto as Exhibit A (the “Note”), which shall provide that the Buyer’s (Ayers’) obligations thereunder will accelerate upon a Change in Control (as defined in the Note) of the Company. The Note shall be secured by the Shares and a Security Agreement among the parties in the form attached hereto as Exhibit B (the “Security Agreement”).

II) The promissory note dated April 1, 2009 of the Buyer (Mr. Ayers) in the amount of US $150,000 evidencing the original purchase price for the Shares and the Security Agreement dated as of April 1, 2009 of the Buyer (Mr. Ayers) securing payment of such promissory note are hereby cancelled, voided and rescinded and shall be returned to Ayers upon execution of this Amendment to Agreement.

III) All other terms and conditions of the (Stock Purchase) Agreement shall remain in full force and effect.

Taking into effect the transactions outlined above, Mr. Ayers owns 45,000,000 shares or approximately 64.62% of the Company’s 69,640,000 outstanding shares of common stock.

Other than as outlined above, (i) there are no arrangements or understandings among Noel and Mr. Ayers with respect to the election of directors or other matters, and (ii) the Company is not aware of any arrangements, including any pledge of our securities by any person, the operation of which at a subsequent date will result in a change of control.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements

None

(b)	Pro Forma Financial Information

None

(c)	Shell Company Transactions

None

(d) Exhibits

Exhibit No.	Date	Document

10.1	September 2, 2009	Amendment to Stock Purchase Agreement between Noel Noel, Ltd and Lance Ayers*

10.2	September 2, 2009	Secured Promissory Note for $10,000 from Lance Ayers to Noel Noel, Ltd.*

10.3	September 2, 2009	Security Agreement between Noel Noel, Ltd and Lance Ayers.*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD BAG, INC.
(Registrant)

Date: September 16, 2009	By:	/s/ Lance Ayers
Lance Ayers
President, Principal Executive Officer, Secretary